                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                               Amendment No. 8




                        COOKER RESTAURANT CORPORATION
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                                (Name of Issuer)



                       COMMON SHARES WITHOUT PAR VALUE
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                         (Title of Class of Securities)


                                 216284-10-9
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                                 (CUSIP Number)




     Check the following box if a fee is being paid with this statement //

     The information required in the remainder of this cover page shall not be deemed to be "filed" or the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on following page)

                             (Page 1 of 4 Pages)

                                                                13G

 CUSIP NO. 216284-10-9                                                                 PAGE 2 OF 4  PAGES

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|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          G. Arthur Seelbinder                   |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) /   / |
|     |                                                                                              ---- |
|     |                                                                                         (b) / x / |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITZENSHIP OR PLACE OF ORGANIZATION                                                               |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                               United States of America                            |
|---------------------------------------------------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                        838,576                                  |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                             -0-                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |                        838,576                                  |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                             -0-                                 |
|---------------------------------------------------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                 838,576                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*            / /              |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |                            11.7%                                                                  |
|-----|---------------------------------------------------------------------------------------------------|
|  143| TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                         IN                                                        |
-----------------------------------------------------------------------------------------------------------

                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a).  NAME OF ISSUER:

Cooker Restaurant Corporation
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ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

5500 Village Boulevard, West Palm Beach, FL 33407
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ITEM 2 (a).  NAME OF PERSON FILING:

G. Arthur Seelbinder
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ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

5500 Village Boulevard, West Palm Beach, FL 33407
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ITEM 2 (c).  CITIZENSHIP:

United States of America
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ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

Common Shares, without par value
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ITEM 2 (c).  CUSIP NUMBER:

216284-10-9
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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-(b), OR
               13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a) / / Broker or dealer registered under Section 15 of the Act,

               (b) / / Bank as defined in Section 3(a)(6) of the Act,

               (c) / / Insurance Company as Defined in Section 3(a)(19)of the
                       Act,

               (d) / / Investment Company registered under Section 8 of the
                       Investment Company Act,

               (e) / / Investment Adviser registered under Secton 203 of the
                       Investment Advisers Act of 1940,

               (f) / / Employees Benefit Plan, Pension Fund which is
                       subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

               (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)
                       (ii)(G); see item 7,

               (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                            Not Applicable

               --------------------------------------------------------------


ITEM 4.        OWNERSHIP.
       (a)   Amount Beneficially Owned:    838,576
                                      ---------------------------------------


       (b)   Percent of Class:           11.7%
                              -----------------------------------------------

                             (Page 3 of 4 Pages)


          (c)  Number of Shares as to which such person has:
                                                                         838,576
               (i) Sole power to vote or to direct the vote   __________________________________________

                                                                             -0-
             (ii) Shared power to vote or to direct the vote  __________________________________________

                                                                               838,576
            (iii) Sole power to dispose or to direct the disposition of ________________________________

                                                                               -0-
             (iv) Shared power to dispose or to direct the  disposition of _____________________________


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 2, 1996
______________________________________________________________________________
(Date)


                           /s/ G. Arthur Seelbinder
______________________________________________________________________________
(Signature)


                             G. Arthur Seelbinder
______________________________________________________________________________
(Name/Title)

        Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                              (Page 4 of 4 Pages)